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                                 EXHIBIT 99.10

     Deferred Compensation Agreement dated July 10, 1996 with Neil Williams.









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                        DEFERRED COMPENSATION AGREEMENT


     This DEFERRED CONDENSATION AGREEMENT is made and entered into by and between Printpack, Inc., a Georgia corporation ("Printpack"), and NEIL WILLIAMS, an individual resident of the State of Georgia ("Director").

     WHEREAS, in connection with his service as a director and advisor of Printpack, Printpack has previously agreed to pay Director certain deferred benefits and, in connection therewith, Printpack has purchased a policy of insurance on the life of the Director; and

     WHEREAS, Printpack and Director wish to record in writing the agreement between them with respect to this deferred benefit.

     NOW THEREFORE, in consideration of the covenants and conditions hereafter set forth Printpack and Director agree follows:

     1. PAYMENT OF DEFERRED INCOME. In consideration of Director's service to Printpack as a director, Printpack shall, subject to the following provisions of this Agreement, make payments (as described below) in the event Director shall:

              (a)  attain age sixty-five (65) years;

              (b)  die; or

              (c)  become disabled.

     2. ADDITIONAL COMPENSATION. In addition to any compensation paid to, or benefits provided for Director, Director shall receive the deferred benefits provided for under this Agreement.

     3. BENEFITS AT AGE 65. Commencing with the date Director shall attain the age of sixty-five (65) years, Printpack shall pay to Director the annual amount of Forty Thousand and No/100 Dollars ($40,000.00) for fifteen (15) years. Each annual amount shall be paid by Printpack in convenient installments, at least semi-annually.




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     4. DEATH.  Anything in Paragraph 3 of this Agreement to the contrary notwithstanding, in the event of Director's death, Printpack shall make only the following payments:

           (a) DEATH BEFORE 65. If Director shall die prior to attaining the age of sixty-five (65) years, Printpack shall pay the annual amount of Forty Thousand and No/100 Dollars ($40,000.00) for fifteen (15) years, commencing with the year of Director's death, to the beneficiary designated in of Schedule A hereto. Each annual amount shall be paid by Printpack in convenient installments at least semi-annually.

           (b) DEATH AFTER 65. If Director shall die after attaining the age of sixty-five (65) years, Printpack shall continue to pay any portion of the benefits referred to in Paragraph 3 of the Agreement unpaid at Director's death (on the terms and conditions of said Paragraph) to the beneficiary designated in Schedule A.

     5. DISABILITY. Anything in Paragraph 3 of this Agreement to the contrary notwithstanding, in the event of Director's disability, Printpack shall pay to Director the annual amount of Forty Thousand and No/100 for fifteen (15) years. Disability means a physical or mental condition which, in Printpack's judgment, based on medical reports or other evidence Printpack deems satisfactory, totally and permanently prevents Director from satisfactorily performing his usual duties as a director of Printpack.

     6. RIGHTS OF DIRECTOR AND TITLE. The payments to be made by Printpack under this Agreement are unsecured obligations of Printpack only, and Director is only a general creditor of Printpack in respect of them. Title to, and beneficial ownership of, any asset, whether cash or investments which Printpack may acquire or earmark to satisfy its obligations to Director under this Agreement shall at all times remain with Printpack and neither the Director nor his designated beneficiary nor any other

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person shall have any property interest whatsoever in any specific assets of
Printpack. Nothing contained in this Agreement, and no action taken pursuant to the provisions of this Agreement, shall create or be construed to create a trust of any kind, or a fiduciary relationship between Printpack and Director, his designated beneficiary, or any other person. Any funds which may be invested under the provisions at this Agreement shall continue for all purposes to be a part of the general funds of Printpack and no person other than Printpack shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from Printpack under this Agreement such right shall be no greater than the right of any unsecured general creditor of Printpack.

     7. MAINTENANCE OF INSURANCE. Printpack has previously purchased and paid the premiums on a policy of insurance on the life of Director and is the owner of that policy. Printpack may, but shall not be required to, continue to hold that policy for its own benefit or as a source of funds for payment of Prinptack's obligations under this Agreement.

     8. DESIGNATION OF BENEFICIARIES. Any beneficiary designated on Schedule A may be revoked or changed at any time and from time to time by Director. Any such revocation or change shall be in writing signed by Director and shall become effective only when approved by Printpack. If Director shall not designate a beneficiary to which payments are to be made after the death of Director, or if any designated beneficiary for payments does not survive Director, payments by Printpack subsequent to the death of Director or, as the case may be, the death of such designated beneficiary, shall be made as provided in this Agreement to the designated successor beneficiary or, if none, to Director's estate. If a designated beneficiary survives Director but dies prior to the completion of the payments contemplated to be made to that designated beneficiary by Printpack in this Agreement the unpaid portion of those payments at the death of the

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designated beneficiary shall be paid by Printpack as provided in this Agreement to the designated successor beneficiary or, if none, to the designated beneficiary's estate.

     9. PAYMENTS TO INCOMPETENTS. If Printpack shall determine that any person to whom any payment is to be made pursuant to this Agreement is unable to care for his affairs because of illness, incapacity, or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly-appointed guardian, committee or other legal representative of such person) may be paid by Printpack to the spouse, a child, a parents or a brother or sister of such person, or to any person deemed by Printpack to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as Printpack may determine. Any such payment shall be a complete discharge of the liabilities of Printpack under this Agreement.

     10. BENEFITS. No benefits payable under this Agreement shall be deemed salary or other compensation to Director for the purpose of computing benefits to which he may be entitled under any group life insurance, long-term disability insurance, profit-sharing or pension plan or other arrangement of Printpack for the benefit of its employees. To the extent required by law at the time payment of benefits is made, Printpack shall withhold any taxes required to be withhold by the federal or any state or local government from payments to be made under this Agreement. Director has been advised to consult his tax adviser concerning the income and estate tax consequences of the payments provided for herein, and Printpack makes no representations or warranties concerning such consequences

     11. IRREVOCABILITY AND BINDING EFFECT. This Agreement shall be irrevocable. This Agreement shall be binding upon, and inure to the benefit of, Printpack and its successors and assigns, and Director and his heirs, executors, administrators, beneficiaries, and legal representatives.




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     12. CONSTRUCTION.  Printpack shall have full power and authority to interpret construe and administer this Agreement and Printpack's interpretations and construction of this Agreement, and actions under this Agreement, shall be binding and conclusive on all persons for all purposes. No officers employee or director of Printpack shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to such person's own willful misconduct or lack of good faith.

     13. OFFSET. If at the time payments or installments of payments are due under this Agreement, Director or Director's beneficiary or estate is indebted or obligated to Printpack, then remaining payments to Director or Director's beneficiary or estate may at Printpack's discretion be reduced by the amount of such indebtedness or obligation; provided, however, that Printpack's election not to reduce any such payments shall not constitute a waiver or its claim for any such indebtedness or obligation.

     14. NO ASSIGNMENT. The rights of the Director (or any other persons) to the payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

     15. COOPERATION. Director will cooperate with Printpack by furnishing any and all information requested by Printpack, taking such physical examinations as Printpack may deem necessary and taking such other actions as Printpack may request.

     16. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed pursuant to the law of, the State of Georgia.

    IN WITNESS WHEREOF, Printpack has caused this Agreement to be executed by its duly-authorized officers and Director has set his hand and seal this ___ day of July, 1996.
                                PRINTPACK, INC.


                                By: /s/  R. Michael Hembree
                                   ------------------------------
                                Title:  VP-Finance
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                                /s/  Neil Williams
                                ---------------------------------
                                Neil Williams

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                        DEFERRED COMPENSATION AGREEMENT

                                 NEIL WILLIAMS

     SCHEDULE A


                         Primary:  Name: Sue Williams
                                   Relationship: Wife

                         Address:  3 Nacoochee Place
                                   Atlanta, Georgia 30305

   Approved as of July 10, 1996

       PRINTPACK, INC.

   By: /s/  R. Michael Hembree
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       /s/  Neil Williams
       ----------------------------
            Neil Williams